EXHIBIT 4.5

___________________________________________________
First Amendment
Dated as of March 5, 2015
To
Preferred Stock Rights Agreement
Dated as of November 22, 2005
by and between
DIGIRAD CORPORATION
and
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent
____________________________________________________

FIRST AMENDMENT
First Amendment to Preferred Stock Rights Agreement (this “Amendment”), dated as of March 5, 2015, by and between Digirad Corporation, a Delaware corporation, (the “Company”) and American Stock Transfer & Trust Company, a New York limited liability company, as rights agent (the “Rights Agent”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Rights Agent a Preferred Stock Rights Agreement dated as of November 22, 2005 (the “Rights Agreement”) to provide for the issuance of Rights to purchase, subject to the provisions of the Rights Agreement, shares of the Company’s Series A Participating Preferred Stock;
WHEREAS, the Company desires to amend the Rights Agreement in order to change the Final Expiration Date of the Rights Agreement, as provided herein; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may in its sole discretion amend the Rights Agreement in any respect without the approval of any holders of the Rights, and the Rights Agent shall, if the Company so directs, execute such amendment.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Rights Agreement.
(2)Definitions Amendment. The definition of “Final Expiration Date” in subsection (r) of Section 1 of the Agreement, is hereby amended by striking the definition in its entirely and substituting the following in place thereof:
(r)    “Final Expiration Date” shall mean March 15, 2015.
(3)Governing Law. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.
(4)Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(5)Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not considered a part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.
(6)Rights Agent. The Rights Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
(7)Except as expressly amended hereby, the Rights Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Rights Agreement for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President Relationship Management, Regional Manager